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                                                                  EXHIBIT 3.3(a)


                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                          OF IKERD-BANDY COMPANY, INC.


     Pursuant to the provisions of KRS 271A.295, et seq the undersigned corporation executes these Restated and Amended Articles of Incorporation and states that the name of the corporation is Ikerd-Bandy Company, Inc., and the following designated amendments to the Articles of Incorporation were adopted by the shareholders of the corporation on November 15, 1985, in the manner prescribed by the Kentucky Business Corporation Act.


     KNOW ALL MEN BY THESE PRESENTS:

     That we Frank Ikerd, Jr., Edsel Bandy, and Jerry S. Ikerd, of Pineville, Bell County, Kentucky, do associate to form a corporation under the laws of the State of Kentucky.

     Article I. The corporation hereby proposed to be organized shall be named and known as the Ikerd-Bandy Company, Inc., by which name it may contract and be contracted with, sue and be sued.

     Article II. The principal office and place of business of said corporation shall be Walnut Street, Pineville, Bell County, Kentucky.

     Article III. The nature of the business proposed to be transacted, promoted and carried on by said corporation shall be formed for the purpose of all types of manners of
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mining coal and dealing in coal, coke and kindred products, and the doing of all things necessary and incident thereto; with power to purchase, sell and lease suitable mineral land and other real estate for the transaction of its business; and the transaction of any or all lawful business for which corporations may be incorporated under Chapter 271A of the Kentucky Revised Statutes.

     Article IV. The capital stock of the company shall be $55,200.00 which shall be represented by one million shares of no per common stock. The shareholders of the corporation shall be entitled to no preemptive rights to acquire additional shares of common stock.

     Article V.  [deleted]

     Article VI. The corporation shall commence business as soon as practicable after these Articles are filed in the County Clerk's office of Bell County, and in the office of the Secretary of State of Kentucky, and after 50% of the capital stock of said corporation has been in good faith subscribed, and all such subscriptions certified to the Secretary of State of Kentucky. The duration of the corporation shall be perpetual.

     Article VII. The affairs and business of the corporation shall be conducted by a Board of Directors elected by the shareholders. The Board of Directors shall have power




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to make all such By-Laws and rules to regulate the business and affairs of the corporation as will not be inconsistent with the provisions of these Articles of Incorporation or the laws of Kentucky.

     Article VIII.  [deleted]

     Article IX. The private property of the stockholders shall not be subject to the payment of the debts of the corporation.

     Article X. Robert R.R. Boone, attorney of Pikeville, Kentucky, is designated agent for process of this corporation.

     Except for the designated amendments, the foregoing Restated Articles of Incorporation correctly set forth without change the corresponding provisions of the Articles of Incorporation as heretofore amended, and the Restated Articles of Incorporation together with the designated amendments supersede the original Articles of Incorporation and all amendments thereto.

     The number of shares of the corporation outstanding at the time of such adoption was 24.5; and the number of shares entitled to vote thereon was 24.5.

     The number of shares voted for such amendment was 24.5; and the number of shares voted against such amendment was zero.


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     The corporation shall issue or cause to be issued to the persons lawfully entitled thereto, 3,333.34 of such new authorized capital stock of the corporation of the same class and without par value for each one share of present outstanding capital stock of the corporation held by them upon the surrender of the certificates for share of such present outstanding capital stock.

     The amendment to the Articles of Incorporation whereby the authorized capital stock of the corporation is increased to number one million shares of common no par value stock shall not change the amount of stated capital which shall remain at $56,200.00

     Dated November 15, 1985.

                                                  IKERD-BANDY COMPANY, INC.



                                                  By: /s/ Frank Ikerd, Jr.
                                                     -------------------------
                                                              President

                                                  By: /s/ J.J. Kocian
                                                     --------------------------
                                                              Secretary
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COMMONWEALTH OF KENTUCKY      )
                              )
COUNTY OF FAYETTE             )


     I, the undersigned Notary Public in and for the Commonwealth and County aforesaid, do hereby certify that Frank Ikerd, Jr. as President and J.J. Kocian as Secretary personally appeared before me, and after having been duly sworn, declared and acknowledged and verified the foregoing Amended and Restated Articles of Incorporation of Ikerd-Bandy Company, Inc. as of the 15th day of November, 1985.

               My Commission Expires:    5/23/88
                                      -------------


                                   Patricia E. Hart
                                   -----------------
                                   Notary Public


THIS INSTRUMENT WAS PREPARED BY:



JOE TERRY
--------------------------------
Wyatt, Tarrant & Combs
1100 Kincaid Towers
Lexington, Kentucky 40507
(606) 233-2042










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